Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

Samson Oil and Gas USA, Inc.

AS SELLER

AND

OneEnergy Partners Operating, LLC

AS BUYER

Effective as of May 1, 2017, at 12:01 a.m. Mountain time

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into by and among Samson Oil and Gas USA, Inc, , a Colorado corporation (“Seller”) and OneEnergy Partners Operating, LLC, a Delaware limited liability company (“Buyer”) on this the [___] day of [_______], 2017 (the “Execution Date”), to be effective for all purposes as of May 1, 2017, at 12:01 a.m. Mountain time (the “Effective Time”).

ARTICLE 1
PROPERTY DESCRIPTION

1.1              The Property. Subject to the terms of this Agreement, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer agrees to purchase, pay for and accept, one hundred percent (100%) of Seller’s right and title to, and interest in, and all privileges and obligations appurtenant to, the following described property rights, interests, privileges and obligations (such property rights, interests, privileges and obligations are hereafter referred to collectively as the “Property”):

1.1.1 the oil and gas leases, oil, gas and mineral leases and mineral interests covering lands within the drilling and spacing units described on Exhibit A-1 attached hereto and any interests in the lands covered by such oil and gas leases, oil, gas and mineral leases and mineral interests, including, without limitation, all royalty interests, overriding royalty interests, fee mineral interests, production payments and reversionary interests (collectively, the “Leases”);

1.1.2 all oil, gas and condensate wells, water source, water injection and other injection or disposal wells and systems located on or within the geographic boundaries of the Leases, in each case whether producing, not producing or abandoned, including, without limitation, those wells described in Exhibit A-2 attached hereto (collectively, the “Wells”);

1.1.3 all rights, obligations and interests in any unit or pooled area in which the Leases are included, to the extent that these rights, obligations and interests arise from and are associated with the Leases or Wells, including, without limitation, all rights, obligations and interests derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any Governmental Authority (collectively, the “Units”);

1.1.4 all equipment, facilities, flow lines, pipelines, well pads, caissons, platforms, tank batteries, improvements and other personal property located on or used primarily in connection with the Leases, the Wells, the Units or the Permits and Easements (collectively, the “Equipment”);

1.1.5 all easements, rights-of-way, licenses, permits, servitudes, surface leases, surface use agreements, surface fee tracts and similar rights, obligations and interests, including those set forth on Exhibit B, to the extent applicable to or used in connection with the Leases, the Wells, the Units, or the Equipment (collectively, the “Permits and Easements”);

1.1.6 to the extent assignable or transferable, all contractual rights, obligations and interests in all agreements and contracts applicable to the other rights, titles and interests included in the definition of the term Property, that are listed on Exhibit C, including but not limited to, unit agreements, farmout agreements, farmin agreements, operating agreements or other agreements or contracts, in each case, to the extent listed on Exhibit C and relating to any or all of the Leases, the Wells, the Units, the Equipment or the Permits and Easements (collectively, the “Related Contracts”); and

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1.1.7 Subject to Section 7.3.1, the originals (or, if originals are not in the possession and control of Seller, copies) of all files, records, information and data, whether written or electronically stored, relating to the Property, including, without limitation, all lease files, Related Contracts files, right-of-way files, well files (including well logs), production records, geological, geophysical, geochemical, seismic and related technical data and information (including interpretations of such data), division order files, abstracts, title opinions (including any curative work), correspondence, operations, environmental, production, accounting and tax records, including property tax records, and contract files relating to any or all of the Leases, the Wells, the Units, the Equipment, the Permits and Easements and the Related Contracts (collectively, the “Property Records”).

ARTICLE 2
CONSIDERATION

2.1              Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Property shall be One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Purchase Price”).

2.2              Ownership of Production from the Property.

2.2.1 Production Before the Effective Time. Seller will own or be entitled to the proceeds from the sale of all merchantable oil, gas, casinghead gas, condensate, distillate and other liquid and gaseous hydrocarbons of every kind or description (collectively, “Hydrocarbons”) produced from or attributable to the Property before the Effective Time (including, without limitation, any proceeds from the sale of Hydrocarbons produced or attributable to the Property before the Effective Time that are suspended awaiting minimum disbursement requirements, suspended under division orders or suspended for title or other defects). If, on the Effective Time, Hydrocarbons produced from or attributable to the Property before the Effective Time are stored in any Lease or Unit stock tanks (the “Stock Tank Oil”), or in gathering lines or production facilities upstream of the sale or custody transfer meters (or other applicable point at which the transfer of title actually occurs) of the purchase or processor of Hydrocarbon production from or attributable to the Property (the “Pipeline Inventory”), Buyer shall purchase from Seller the merchantable Stock Tank Oil above pipeline connections in the stock tanks and the Pipeline Inventory at the actual weighted average sales price received for Hydrocarbons sold from such stock tanks and pipeline sales points during the full calendar month immediately preceding the Effective Time. If no Hydrocarbons were sold in the immediately preceding month, the actual weighted average price received in the most recent preceding month in which sales occurred shall be used. Buyer will pay Seller for the Stock Tank Oil and Pipeline Inventory, net of all Property Expenses (as defined in Section 2.3.2) attributable thereto, as an adjustment to the unadjusted Purchase Price at Closing.

2.2.2 Production After the Effective Time. After Closing, Buyer will own or be entitled to the proceeds from the sale of all Hydrocarbons produced from or attributable to the Property on and after the Effective Time. Seller shall have the right to sell on Buyer’s behalf all Hydrocarbons produced from or attributable to the Property between the Effective Time and the Closing Date provided that such sale is made pursuant to Seller’s current marketing contracts or at the current market price, and Seller will credit Buyer for the proceeds of such sales as an adjustment to the Purchase Price. Subject to any continuing sale obligations under the Related Contracts, Buyer may sell Hydrocarbons produced from or attributable to the Property on and after the Closing Date as it deems appropriate.

2.3              Purchase Price Adjustments.

2.3.1 Settlement Statements.

(a)                Not later than two (2) business day prior to the Scheduled Closing Date, Seller shall prepare and deliver to Buyer a preliminary settlement statement estimating the adjusted Purchase Price (the “Adjusted Purchase Price”) after giving effect to all adjustments specified in Section 2.3.2 and Section 2.3.3 and elsewhere in this Agreement (the “Preliminary Settlement Statement”). Within one (1) business day of receipt of the Preliminary Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Preliminary Settlement Statement and an explanation of the proposed changes. If the parties cannot agree on the Preliminary Settlement Statement on or before Closing, the Preliminary Settlement Statement as prepared by Seller shall be used to determine the Adjusted Purchase Price to be paid at Closing and any necessary adjustments shall be made in the Final Settlement Statement.

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(b)               Within sixty (60) days after Closing, Buyer shall prepare a final settlement statement for the Property (the “Final Settlement Statement”) containing a final reconciliation of the adjustments to the Purchase Price specified in Section 2.3.2, Section 2.3.3 and elsewhere in this Agreement (the “Final Purchase Price”). Seller will have twenty (20) days after receiving the Final Settlement Statement to provide Buyer with written objections to any items in the Final Settlement Statement that Seller believes in good faith to be objectionable. Buyer shall be entitled to adjust any items in the Final Settlement Statement that are affected by Seller’s timely-submitted written objections, if any. In the event Buyer and Seller are unable to agree upon the Final Purchase Price within fifteen (15) days of Buyer’s receipt of Seller’s written objections, either Seller or Buyer may elect by written notice to the other party to submit such dispute to arbitration to be conducted in accordance with Section 11.10. The date upon which the parties agree to the Final Settlement Statement or the date upon which a final determination is made by the Designated Accountants, as applicable, shall be the “Final Settlement Date”.

2.3.2 Upward Adjustments. The Purchase Price will be increased by the following (“Upward Adjustments”):

(a)                Seller’s share of all expenses and payments of every kind attributable to the Property, including capital expenses, operating expenses, facilities and plant expenses, joint interest billings, overhead costs charged to the Property, or any portion thereof, under the applicable operating agreement, lease operating expenses, lease rental and maintenance costs, and net profit payments, royalties (including landowner’s, overriding, and nonparticipating), and other similar burdens measured by or payable out of production of Hydrocarbons (“Property Expenses”) actually paid or incurred by Seller and attributable to periods on or after the Effective Time;

(b)               Seller’s share of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property before the Effective Time and other income from the Property received by Buyer, to the extent they are attributable to the ownership or use of the Property for periods before the Effective Time; and

(c)                any other increases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Seller and Buyer prior to or at Closing.

2.3.3 Downward Adjustments. The Purchase Price will be decreased by the following (“Downward Adjustments”):

(a)                Seller’s share of all Property Expenses actually paid or incurred by Buyer and attributable to periods before the Effective Time;

(b)               Seller’s share (Buyer’s share after Closing) of any proceeds from the sale of Hydrocarbons produced from or attributable to the Property on or after the Effective Time and other income attributable to the Property and received by Seller, to the extent they are attributable to the ownership or use of the Property for periods on or after the Effective Time;

(c)                the amounts by which the Purchase Price is reduced pursuant to Article 4 and Article 5, due to Title Defects (as defined in Section 4.2.1) and Environmental Defects (as defined in Section 5.2), if any;

2.4

(a)                the amount of any funds held in suspense, as set forth on Schedule 3.2.11; and

(b)               any other decreases in the Purchase Price specified in this Agreement or otherwise agreed in writing between Seller and Buyer.

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2.4.2 Payment of Post-Closing Adjustments. Any post-Closing adjustments to the Purchase Price will be offset against each other so that only one payment is required. Within five (5) days after the Final Settlement Date, the party owing payment pursuant to the Final Settlement Statement will pay the other party an amount equal to the difference between the Adjusted Purchase Price paid at Closing and the Final Purchase Price.

2.4.3 Further Revenues and Expenses. Following Buyer’s delivery of the Final Settlement Statement pursuant to Section 2.3.1: (a) if either party receives revenues that belong to the other party under this Agreement, the party receiving the revenues agrees to promptly remit those revenues to the other party; (b) if either party receives an invoice that is the responsibility of the other party under this Agreement, the party receiving the invoice shall deliver it to the other party for payment; and (c) if either party elects in its sole discretion to pay expenses that are the responsibility of the other party under this Agreement, then the party on whose behalf the expenses were paid agrees to promptly reimburse the other party for the expenses paid on its behalf upon receiving reasonably satisfactory evidence of such payment; provided, however, that neither party will be obligated to reimburse the other party for any such expense in excess of Five Thousand Dollars ($5,000) unless it has so consented in writing prior to payment of such expense, such consent not to be unreasonably withheld or delayed.

2.5              Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.

2.6              Principles of Accounting. The Preliminary Settlement Statement and Final Settlement Statement will be prepared in accordance with accounting principles generally accepted in the petroleum industry, consistently applied, and applicable laws, rules and regulations, and with reasonable supporting documentation for each item in those statements.

2.7              Allocated Value. For purposes of this Agreement, the parties have allocated the Purchase Price among the Property as set forth in Exhibit A. The value assigned to each portion of the Property in Exhibit A is hereafter referred to as the “Allocated Value” of that portion of the Property.

2.8              Reporting Value of the Property. For federal income tax purposes, the parties agree that the Purchase Price will be allocated in a manner consistent with the allocation set forth on Exhibit A and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Neither party will take, or allow any Affiliate to take, any position in preparing financial statements, tax returns, reports to shareholders or Governmental Authorities, or otherwise, that is inconsistent with the allocation of value for the Property set forth in Exhibit A, unless the parties otherwise agree in writing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1              Reciprocal Representations and Warranties. By their execution of this Agreement, each entity comprising Seller severally, and not jointly or jointly and severally, as to such Seller entity, and Buyer, as to Buyer, each represent and warrant that the following statements are true and accurate as to itself, as of the Execution Date and the Effective Time, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.1.1 Legal Entity Authority. It is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, is duly qualified to carry on its business in the states where the Property is located, and has all the requisite power and authority to enter into and perform this Agreement and any transaction documents related hereto.

3.1.2 Requisite Approvals. Upon execution of this Agreement, it will have taken all necessary actions pursuant to its articles of incorporation, by-laws, partnership agreement, company agreement or other governing documents to fully authorize the execution and delivery of this Agreement and any transaction documents related hereto, and the consummation of the transactions contemplated hereby and thereby.

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3.1.3 Validity of Obligation. This Agreement and all other transaction documents it is to execute and deliver at Closing: (a) have been, or at Closing will be, duly executed by its authorized representatives; (b) constitute its valid and legally binding obligations; and (c) upon execution, are enforceable against it in accordance with their respective terms.

3.1.4 No Violation of Governing Documents or Contractual Restrictions. Its execution, delivery and performance of this Agreement and all other related documents it is to execute and deliver under the terms of this Agreement do not conflict with or violate any of its governing documents or any agreement or instrument to which it is a party or by which it is bound, except any provision contained in agreements customary in the oil and gas industry relating to: (a) the preferential right to purchase all or any portion of the Property; (b) required consents to transfer and related provisions; (c) maintenance of uniform interest provisions; and (d) any other third-party approvals or consents contemplated in this Agreement.

3.1.5 No Violation of Other Legal Restrictions. Its execution, delivery and performance of this Agreement and all other related documents it is to execute and deliver under the terms of this Agreement do not violate any law, rule, regulation, ordinance, judgment, decree or order to which it or the Property is subject.

3.1.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to its Knowledge, threatened against it.

3.1.7 Brokers Fees. It has not incurred any obligation for brokers, finders or similar fees for which any other party hereto would be liable.

3.1.8 No Restraining Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or Governmental Authority pending or, to its Knowledge, threatened in writing against it before any court or Governmental Authority that seeks substantial damages in connection with, or seeks to restrain, enjoin, materially impair or prohibit the consummation of all or part of the transaction contemplated in this Agreement.

3.2              Seller’s Representations and Warranties. By their execution of this Agreement, each entity comprising Seller severally, and not jointly or jointly and severally, represents and warrants to Buyer that the following statements are true and accurate, as of the Execution Date and the Effective Time, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.2.1 Mortgages and Other Instruments. Except as set forth on Schedule 3.2.1, there are no liens by, through or under Seller or its Affiliate affecting Seller’s or its Affiliate’s right, title and interest in the Property, or any portion thereof, except: (i) liens for taxes not yet due and payable or the validity of which is being contested in good faith through appropriate proceedings, (ii) mechanic’s or materialmen’s liens (or other similar liens) or liens under an operating agreement or similar agreement, to the extent the same relate to expenses incurred which are not yet delinquent. The transfer of the Property to Buyer will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Property.

3.2.2 Lawsuits and Claims. There is no active suit, action or litigation by any person by or before any court or Governmental Authority, and no arbitration proceedings, in each case, pending or, to Seller’s Knowledge, threatened against Seller with respect to the Property that: (a) would result in a material impairment or loss of title to any part of the Property; (b) seeks the imposition of material damages with respect to the Property; or (c) would materially hinder or impede the ownership or use of the Property.

3.2.3 Compliance with Laws. Seller has not violated in any material respect any, and Seller is in compliance in all material respects with all, applicable laws, rules and regulations with respect to the ownership and use of the Property.

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3.2.4 Royalties/Production Payments. To Seller’s Knowledge, all delay rentals, royalties, overriding royalties, and production payments due with respect to Seller’s ownership or use of the Property have been timely and properly paid as of the Effective Time and Seller has not received notice from a Governmental Authority regarding the delinquency, mispayment, late payment or non-payment of any such payment.

3.2.5 Material Contracts. All of the agreements that materially affect the ownership or operation of the Property are set forth on Exhibit C (collectively, the “Material Contracts”). Seller has not received any written notice of a default or breach by any party to any Material Contract that has not been resolved. None of the Material Contracts contain an express drilling commitment, participation or farmout right, carry obligation or similar obligation to pay the working interest share of costs for a third party, back-in, convertible interest or other obligation to assign any interest to third party, covenant not to compete, area of mutual interest, volume commitment, or obligation to pay any throughput, take-or-pay or deficiency payment.

3.2.6 Receipt of Proceeds/Payment of Expenses and Burdens. Seller is currently receiving its net revenue interest share of revenue from sales of Hydrocarbons without suspense. Seller has paid its working interest share of Property Expenses in the ordinary course.

3.2.7 Consents and Preferential Rights. To Seller’s Knowledge, Schedule 3.2.7 contains a complete and accurate list of (i) all requirements that consent (“Consents”) be obtained by Seller for the assignment of the Property, or any portion thereof, to Buyer and (ii) all rights of first refusal, preferential purchase rights, rights of first negotiation, options, tag right or similar rights, obligations or requirements (“Preferential Rights”) that affect the Property.

3.2.8 Taxes. Seller has filed all tax returns and reports required to be filed by Seller in connection with its ownership and operation of the Property, and all such tax returns were true, correct and complete in all material respects. Seller has not received notice from a Governmental Authority regarding the delinquency, mispayment, late payment or non-payment of any Property Taxes.

3.2.9 Operation in Compliance with Laws. To Seller’s Knowledge, the operation of the Property operated by a third party, is currently in compliance in all material respects with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Property, or the ownership, operation, development, maintenance, or use thereof.

3.2.10 Environmental Matters. Seller has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Property that: (a) interferes with or prevents compliance by Seller or the Property, or any portion thereof, with any applicable Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (b) gives rise to or results in any common law or other liability of Seller to any Person.

3.2.11 Leases. Seller has not received any written notice of default or breach under any of the Leases which default or breach has not been cured or remedied.

3.2.12 Suspense. Except as set forth in Schedule 3.2.11, neither Seller nor its Affiliates hold (in escrow or otherwise) any third party funds in suspense with respect to production of Hydrocarbons from the Property, or any portion thereof. All funds described in Schedule 3.2.11 are being held in suspense in compliance in all material respects with applicable Law and the Related Contracts.

3.2.13 Consideration. The Purchase Price is the reasonably equivalent value of the Property and has not been discounted for distress or for any other reason.

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3.2.14 No Insolvency or Bankruptcy. Seller is financially solvent and able to pay its operating expenses and other financial obligations as they become due. The contemplated transaction will not cause Seller to become insolvent or to be unable to pay such obligations. Furthermore, there are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by or, to Seller’s knowledge, threatened in writing against Seller or its Affiliate, and no condition exists which would constitute or be deemed to be an act of bankruptcy or insolvency on the part of Seller.

3.3              Buyer’s Representations and Warranties. By its execution of this Agreement, Buyer represents and warrants to Seller that the following statements are true and accurate, as of the Execution Date and the Effective Time, unless certain dates are otherwise specified with respect to an applicable statement, in which case the applicable representation and warranty with respect to such statement is made only with respect to such specified dates.

3.3.1 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and in the business of purchasing, owning and using oil and gas properties and related financial and business matters. Buyer has (and had prior to the negotiations regarding this Agreement) such knowledge and experience in the ownership and use of oil and gas properties and related financial and business matters to be able to evaluate the merits and risks of an investment in the Property. In making the decision to enter into this Agreement, Buyer has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Property and the value thereof.

3.3.2 Qualification. Buyer is now, or at Closing will be, and thereafter will continue to be, qualified to own any oil, gas and mineral leases within the states in which the Property is located. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

3.4              Representations and Warranties Exclusive. Except as otherwise set forth herein, all representations and warranties contained in this Article 3 are exclusive and are given in lieu of all other representations and warranties.

3.5              Disclaimer of Warranties.

3.5.1 Special Warranty of Title. Seller will convey the Property to Buyer without warranty of title, express, statutory or implied, except by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances (the “Special Warranty”). Seller makes no warranties except AS SET FORTH IN SECTION 3.1, Section 3.2, THE SPECIAL WARRANTY, OR AS OTHERWISE expressly set forth herein, and all other warranties, WHETHER express, implied or statutory, are expressly disclaimed. It is understood and agreed that any statement of interests in the exhibits or schedules to this Agreement or in the Assignment documents (as defined in Section 7.2) to be executed at Closing is not a warranty or representation by Seller regarding Seller’s ownership interest in the Property AND SHALL ONLY BE USED FOR PURPOSES OF ARTICLE 4.

3.5.2 Condition and Fitness of the Property. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, Seller will convey the Property to Buyer without any express, statutory or implied representation or warranty of any kind, including representations and warranties relating to: (a) the condition or merchantability of the Property; (b) the fitness of the Property for a particular purpose; or (c) freedom from other defects. Before Closing, Buyer has inspected, will inspect or has or will have been given the opportunity to inspect, the Property and, subject to Buyer’s rights under Article 5, will accept the Property “as is”, “where is” and “with all faults” and in its present condition and state of repair. Without limiting the foregoing in any way, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, Seller makes no representation or warranty as to: (i) the value, quality, quantity, volume or deliverability of any oil, gas or other minerals or reserves (if any) in, under or attributable to the Property (including, without limitation, production rates, decline rates and recompletion or drilling opportunities); (ii) gas balancing or payout account information, allowables or other regulatory matters; (iii) the physical, operating, permitting compliance, regulatory compliance, safety or environmental condition of the Property; (iv) projections as to events that could or could not occur; or (v) the geological or engineering condition of the Property or any value thereof.

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3.5.3 Information About the Property. SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE AGREEMENT, The parties each disclaim all liability and responsibility for any representation, warranty, statements or communications (whether oral or in writing) MADE to the other party (including, without limitation, any information contained in any opinion, information or advice that may have been provided to any such party by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, partner, member, manager, beneficiary, stockholder or contractor of such disclaiming party or its affiliates) wherever and however made, including, WITHOUT LIMITATION, those made in any data room, any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality or other agreement previously executed by the parties with respect to the property or any portion thereof. EXCEPT AS EXPRESSLY SET FORTH HEREIN, Seller makes no representation or warranty, express, implied or statutory, as to the accuracy, completeness or materiality of any data, information or records furnished to Buyer or any of Buyer’s representatives in connection with the Property or any portion thereof AND BUYER ACKNOWLEDGES THAT Any data, information or other records furnished by or on behalf of Seller are provided to Buyer or its representatives as a convenience only and Buyer has not relied on such data, but Buyer has been advised by and has relied solely on its own expertise and legal, tax, reservoir engineering, environmental consulting and other professional counsel concerning the transaction contemplated hereby, the Property and the value thereof.

ARTICLE 4

TITLE REVIEW

4.1              Title Due Diligence Period. From and after the Execution Date until three (3) days prior to the Closing Date (the “Due Diligence Period”), Seller shall provide Buyer access, during Seller’s normal business hours, to the Property Records to allow Buyer to conduct due diligence with respect to the Property. Seller may have a representative present at all times during Buyer’s review of the Property Records. With Seller’s written permission, Buyer may photocopy the Property Records at its sole expense. Buyer shall keep confidential all information made available to Buyer or its representatives until the Closing Date. Buyer shall take all reasonable steps to ensure that Buyer’s authorized representatives comply with the provisions of this Section 4.1 and any confidentiality agreement in effect, and Buyer shall be responsible for any violation hereof and thereof by it or any of its representatives.

4.2              Title Defects.

4.2.1 Title Defect Definition. For the purposes of this Agreement, a “Title Defect” means any impairment, encumbrance, lien, encroachment, irregularity, defect in or dispute concerning Seller’s title to the Property, that would:

(a)                With respect to any Lease, reduce Seller’s ownership in such Lease so that the number of Net Mineral Acres (as defined in Section 11.13.3) owned by Seller in such Lease is less than the number of Net Mineral Acres for such Lease as set forth on Exhibit A-1 under the column headed “Net Mineral Acres” or render such Lease unmarketable or call into question its validity.

(b)               With respect to any Well, reduce Seller’s ownership in such Well so that it (i) entitles Seller at any time during the productive life of such Well to receive a Net Revenue Interest (as defined in Section 11.13.3), as to all depths, less than the Net Revenue Interest set forth on Exhibit A-2 in connection with such Well under the column headed “Net Revenue Interest” or (ii) causes Seller at any time during or after the productive life of such Well to be obligated to bear a Working Interest (as defined in Section 11.13.3), as to all depths, greater than the Working Interest set forth on Exhibit A-2 in connection with such Well under the column headed “Working Interest” (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Well).

(c)                subject the Property, or any portion thereof, to any mortgages, security interests, liens, or other similar encumbrances, except for Permitted Encumbrances.

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4.2.2 Notice of Title Defects. On or before 5:00 pm MT on the last day of the Due Diligence Period (the “Claim Date”), Buyer shall notify Seller in writing of any Title Defect it discovers and wishes to assert (the “Title Defect Notice”). To be effective, the Title Defect Notice must be in writing and must include: (a) a detailed description of the matter constituting the alleged Title Defect(s); (b) the Property or portion thereof that Buyer reasonably believes in good faith is affected by the alleged Title Defect(s); (c) the Allocated Value of the Property or portion thereof affected by the alleged Title Defect(s); (d) the amount by which Buyer reasonably believes in good faith the Allocated Value of the affected Property is reduced by the alleged Title Defect(s), itemized in detail, and the computations upon which Buyer’s belief is based; and (e) all supporting documentation necessary for Seller to verify the existence of any alleged Title Defect. To give Seller an opportunity to commence reviewing and curing asserted Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice(s) may be preliminary in nature and supplemented in all respects prior to the Claim Date. Buyer shall be deemed to have conclusively waived, and Seller shall have no liability for, any Title Defects of which Seller has not asserted in a Title Defect Notice prior to the Claim Date in accordance with this Section 4.2.2.

4.2.3 Permitted Encumbrances. For purposes of this Agreement, the term “Permitted Encumbrances” means any of the following matters to the extent the same relate to or affect all or any portion of the Property:

(a)                the terms and provisions of the Leases and Related Contracts that individually or in the aggregate do not (i) materially interfere with the ownership, operation or use of any portion of the Property as currently owned and operated, (ii) operate to reduce the Net Revenue Interest for any Property to an amount less than the “Net Revenue Interest” set forth on Exhibit A-2 for such Property, or (iii) obligate Seller to bear a Working Interest for such property in any amount greater than the “Working Interest” set forth on Exhibit A-2 for such property (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Property);

(b)               materialman’s, mechanics’, repairman’s, employees’, contractors’ and operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business to the extent the same relates to expenses incurred which are not yet delinquent;

(c)                any liens for Taxes and assessments not yet delinquent;

(d)               any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents to the extent the same relates to burdens which are not yet delinquent;

(e)                any easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, to the extent that they do not unreasonably interfere with the ownership and operation of the Property as currently conducted;

(f)                all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, if the net cumulative effect of such burdens (i) does not operate to reduce the Net Revenue Interest for such Property to an amount less than the “Net Revenue Interest” set forth on Exhibit A-2 for such Property and (ii) does not obligate Seller to bear a Working Interest for such Property in any amount greater than the “Working Interest” set forth on Exhibit A-2 for such Property (without at least a proportionate increase in the Net Revenue Interest which Seller is entitled to receive from such Property);

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(g)                preferential rights to purchase or consents to assign or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transaction contemplated by this Agreement, or (ii) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(h)               all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(i)                 liens and security interests that will be released at Closing; and

(j)                 gas imbalances associated with the Property.

4.2.4 Title Defect Value. The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(a)                if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(b)               if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;

(c)                if the Title Defect represents a discrepancy between the actual Net Mineral Acres for any Lease and the Net Mineral Acres for such Lease as set forth in Exhibit A-1, the Title Defect Value shall be an amount determined by multiplying the Allocated Value for such Lease by a fraction (i) the numerator of which is an amount equal to the “Net Mineral Acres” shown on Exhibit A-1 for such Lease, less the actual Net Mineral Acres to which Seller is entitled and (ii) the denominator of which is the “Net Mineral Acres” shown for such Well on Exhibit A-1.

(d)               if the Title Defect represents a discrepancy between the actual Net Revenue Interest for any Well and the Net Revenue Interest for such Well as set forth in Exhibit A-2, and there is a proportionate decrease in Seller’s Working Interest in such Well, as set forth on Exhibit A-2, the Title Defect Value shall be an amount determined by multiplying the Allocated Value for such Well by a fraction (i) the numerator of which is an amount equal to the “Net Revenue Interest” shown on Exhibit A-2 for such Well, less the actual Net Revenue Interest to which Seller is entitled and (ii) the denominator of which is the “Net Revenue Interest” shown for such Well on Exhibit A-2.

(e)                if the Title Defect is not of the type described in the other subsections of this Section 4.2.4, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(f)                notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no remedy hereunder for any Title Defect unless: (i) the Title Defect Value for such Title Defect exceeds fifteen thousand dollars ($15,000.00) net to Seller’s interest in the relevant Property (the “Threshold”), in which event the value of such defect will be taken into account from first dollar; and (ii) the sum of the aggregate Title Defect Values for all Title Defects together with the sum of the aggregate Environmental Defect Values for all Environmental Defects, in each case where such defect values exceed the Threshold, exceeds two hundred forty thousand dollars ($240,000.00), and then only to the extent such amount exceeds such two hundred forty thousand dollar ($240,000.00) deductible.

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4.2.5 Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time on or before sixty (60) days following the Closing Date (the “Cure Period”) any Title Defects of which it has been advised by Buyer. In the event Seller cures a Title Defect following Closing in a form reasonably satisfactory to Buyer, the Title Defect Value related to such cured Title Defect shall be an upward adjustment in the Final Settlement Statement.

4.2.6 Remedies for Uncured Title Defects. Subject to Seller’s continuing right to dispute the existence or amount of an asserted Title Defect and Seller’s right to cure, in the event that any asserted Title Defect is not waived in writing by Buyer or cured on or before Closing, then, subject to the limitations set forth in Section 4.2.4(f), above, the affected Property shall be conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Title Defect Value determined pursuant to Section 4.2.4; provided, however, that in the event the Title Defect Value is equal to ninety-five percent (95%) or more of the Allocated Value of the affected Property, Seller may elect to exclude such Property from the transaction contemplated herein and the Purchase Price shall be reduced by the Allocated Value of such Property. For the avoidance of doubt, the Allocated Value of any excluded Property shall be included in determining each Party’s termination rights pursuant to Sections 7.1.3 and 7.2.3.

4.2.7 Title Disputes. In the event Buyer and Seller are unable to agree upon: (a) the existence of a Title Defect; or (b) the Title Defect Value of any asserted Title Defect on or before the Closing Date, then, in each case, either Seller or Buyer may elect by written notice prior to Closing to the other party to submit such dispute to arbitration to be conducted in accordance with Section 11.10. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Scheduled Closing Date, the Purchase Price shall be reduced at Closing pursuant to the terms of this Agreement using the Title Defect Values asserted in good faith by Buyer.

4.3              Preferential Rights and Consents. All Consents and Preferential Rights are set forth on Schedule 3.2.7. Within five (5) business days from the Execution Date, Seller shall deliver notices to the holders thereof, and shall promptly provide copies of any response to such notices to Buyer.

4.3.1 If Seller fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (i) the assignment of that portion of the Property affected thereby to Buyer to be void, (ii) any revenue attributable to the Property to be held in suspense or otherwise reduced; or (iii) the termination of that portion of the Property affected thereby under the express terms thereof (each, a “Hard Consent”), then, in each such case, that portion of the Property affected thereby shall be excluded from the Property to be acquired by Buyer at Closing hereunder and the Purchase Price shall be reduced by the Allocated Value of such portion of the Property so excluded. In the event that a Hard Consent that was not obtained prior to Closing is obtained within sixty (60) days following Closing, then, Buyer shall purchase, within ten (10) days after such Hard Consent is obtained, such portion of the Property so excluded under the terms of this Agreement for the amount (if any) by which the Purchase Price was reduced at Closing due to the exclusion of such portion of the Property (as such amount is appropriately adjusted in accordance with this Agreement), and Seller shall assign to Buyer such portion of the Property pursuant to an instrument in form substantially similar to the Assignment Documents.

4.3.2 If Seller fails to obtain a Consent prior to Closing and the failure to obtain such Consent would not cause (i) the assignment of that portion of the Property affected thereby to Buyer to be void; (ii) any revenue attributable to the Property to be held in suspense or otherwise reduced; or (iii) the termination of such portion of the Property affected thereby under the express terms thereof, then (x) that portion of the Property subject to such un-obtained Consent shall be acquired by Buyer at Closing as part of the Property, (y) Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any liability for the failure to obtain such Consent, and (z) Buyer shall be solely responsible from and after Closing for any and all liabilities arising from the failure to obtain such Consent.

4.3.3 To the extent that any preferential right is exercised by a third party, such interests in the Property affected thereby will be excluded from the transaction contemplated hereby and the Purchase Price will be adjusted downward by the Allocated Value of that portion of the Property affected by such right.

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ARTICLE 5

ENVIRONMENTAL REVIEW

5.1              Physical Inspection. During the Due Diligence Period, Seller will use its reasonable efforts to assist Buyer and Buyer’s representatives with obtaining permission from third party operators of the Property to conduct, at the sole risk and expense of Buyer and Buyer’s representatives, reasonable inspections of the Property. Buyer shall not be entitled to conduct any testing, operate any equipment or collect any samples, including any samples of environmental media or building materials without first obtaining the prior written consent of applicable third party operators of the Property. Subject to Seller obtaining permission from third party operators of the Property, Seller may have a representative present at all times during Buyer’s inspections of the Property, including, without limitation, during any Phase I Environmental Assessment conducted by or on behalf of Buyer following Buyer first obtaining permission from applicable third party operators of the Property. Buyer shall repair any damage to the Property resulting from its inspection and shall INDEMNIFY, DEFEND AND HOLD HARMLESS Seller from and against any and all Claims arising from or in any way related to Buyer and its representatives inspecting and observing the Property, including, without limitation, Claims for personal injuries to or death, disease or illness of any person(s) and damage to real or personal property REGARDLESS OF WHETHER SUCH CLAIMS ARISE OUT OF OR RESULT, IN WHOLE OR IN PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT OF SELLER and Seller’s parent, subsidiary and affiliated entities of any tier and its and their respective officers, directors, owners, members, managers, employees, partners and agents (“Seller Indemnified Parties”), EXCEPTING ONLY IN THE CASE OF THIS SECTION 5.1 Liabilities actually resulting on the account of the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties AND LIABILITIES THAT WERE EXISTING PRIOR TO buyer’s INSPECTIOn of the property. In the event Buyer asserts an Environmental Defect and upon Seller’s request, Buyer shall promptly provide Seller with copies of all reports, test results and other documentation and data prepared or compiled by or on behalf of Buyer and/or Buyers representatives and that contain information collected or generated from Buyer’s due diligence with respect to the Property. Prior to Closing, Buyer agrees not to disclose any environmental assessment, written reports, data and conclusions (including any drafts thereof) (collectively, the “Inspection Results”) or any Seller information reviewed during its due diligence without the prior written agreement of Seller, except to its professional advisors or as required by law or by the order of a court or regulatory agency having jurisdiction, provided that Buyer shall notify Seller in writing not less than twenty-four (24) hours prior to making any such required disclosure. If Closing does not occur, the foregoing confidentiality obligation shall continue and the Inspection Results shall be deemed the property of Seller and Buyer shall promptly provide any remaining copies of the Inspection Results to Seller or promptly destroy such copies.

5.2              Environmental Defects.

5.2.1 Environmental Defect Definition. For purposes of this Agreement, an “Environmental Defect” means the existence, as of the Claim Date, with respect to the Property or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury as to which remedial or corrective action is presently required (or, if known, would be presently required) under Environmental Laws or that otherwise presents a condition on the Property that is in violation of Environmental Laws. As used in this Agreement, the term “Environmental Laws” means all federal, state, municipal, or local statutes, ordinances, laws, rules, orders or regulations pertaining to the protection of the environment, including those laws relating to waste materials and/or hazardous substances, including, without limitation, the federal Oil Pollution Act (OPA), the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the federal Resource Conservation and Recovery Act (RCRA), the federal Clean Water Act, the Toxic Substances Control Act (TSCA), the Hazardous Materials Transportation Act (49 USC §5101 et seq.), the federal Endangered Species Act, and the federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

5.2.2 Notice of Environmental Defects. On or before the Claim Date, Buyer shall notify Seller in writing of any Environmental Defect it discovers and wishes to assert (the “Environmental Defect Notice”). To be effective, the Environmental Defect Notice must be in writing and must include: (a) a detailed description of the matter constituting the alleged Environmental Defect(s); (b) the Property or portion thereof that Buyer believes in good faith is affected by the alleged Environmental Defect(s); (c) the Allocated Value of the Property or portion thereof affected by the alleged Environmental Defect(s); (d) the estimated lowest cost response necessary to remediate the Environmental Defect(s), itemized in detail, that Buyer asserts in good faith is attributable to such alleged Environmental Defect(s); and (e) all supporting documentation necessary for Seller to verify the existence of any alleged Environmental Defect(s). To give Seller an opportunity to commence reviewing and curing asserted Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice(s) may be preliminary in nature and supplemented in all respects prior to the Claim Date. Buyer shall be deemed to have conclusively waived, and Seller shall have no liability for, any Environmental Defects of which Seller has not asserted in an Environmental Defect Notice prior to the Claim Date in accordance with this Section 5.2.2.

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5.2.3 Environmental Defect Value. The “Environmental Defect Value” attributable to any Environmental Defect shall be the lowest estimated cost of remediation designed to meet the least restrictive standard or remedy that complies with applicable Environmental Laws (including, where applicable, engineering or institutional controls or any less stringent standards or remedies resulting from site-specific risk assessment) based on the current nature of use of the relevant facility or property, on a current cost basis, net to Seller’s interest in the relevant Property or portion thereof. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no remedy hereunder for any Environmental Defect unless: (i) the Environmental Defect Value for such Environmental Defect exceeds the Threshold, in which event the value of such defect will be taken into account from first dollar; and (ii) the sum of the aggregate Environmental Defect Values for all Environmental Defects together with the aggregate Title Defect Values for all Title Defects, in each case where the defect values exceed the Threshold, exceeds two hundred forty thousand dollars ($240,000.00), and then only to the extent such amount exceeds such two hundred forty thousand dollar ($240,000.00) deductible.

5.2.4 Seller’s Right to Cure. During the Cure Period, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any alleged Environmental Defect of which it has been properly and timely advised by Seller.

5.2.5 Remedies for Uncured Asserted Environmental Defects. Subject to Seller’s continuing right to dispute the existence or amount of an asserted Environmental Defect and subject to Seller’s right to cure, in the event that any asserted Environmental Defect is not waived in writing by Buyer or cured on or before Closing, then, subject to the limitations set forth in Section 5.2.3, above, the Purchase Price shall be reduced by the Environmental Defect Value determined pursuant to Section 5.2.3; provided, however, that in the event the Environmental Defect Value is greater than or equal to the Allocated Value of the affected Property, then Seller or Buyer may elect to exclude such Property from the transaction contemplated herein and the Purchase Price shall be reduced by the Allocated Amount of such Property. For the avoidance of doubt, the Allocated Value of any excluded Property shall be included in determining each Party’s termination rights pursuant to Sections 7.1.3 and 7.2.3.

5.2.6 Environmental Disputes. In the event Buyer and Seller are unable to agree upon: (a) the existence of an Environmental Defect; or (b) the Environmental Defect Value of any asserted Environmental Defect on or before the Closing Date, then, in each case, either Seller or Buyer may elect by written notice to the other party prior to Closing to submit such dispute to arbitration to be conducted in accordance with Section 11.10. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Scheduled Closing Date, the Purchase Price shall be reduced at Closing pursuant to the terms of this Agreement using the Environmental Defect Values asserted in good faith by Buyer.

5.3              NORM, Wastes and Other Substances. Buyer acknowledges that the Property has been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the PROPERTY or associated with the Property. Equipment and sites included in the Property may contain asbestos, naturally OCCURRING radioactive material (“NORM”) or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the PropertY or included in the PropertY may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the PropertY.

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5.4              Disclaimer Regarding the Property. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE PROPERTY (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING: (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN; AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE PROPERTY AND THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE PROPERTY AND TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER WILL ACCEPT THE PROPERTY AND TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.5              Exclusive Remedy. Subject to the express representations and warranties of Seller contained in Section 3.1 and Section 3.2, the remedies set forth in this Article 5 are the sole and exclusive remedies of Buyer with regard to any and all matters that constitute, or could constitute, an Environmental Defect, regardless of when Buyer discovers and/or notifies Seller of such matter(s). Subject to the express representations and warranties of Seller contained in Section 3.1 and Section 3.2, Seller shall have no liability for any such matters if Buyer fails to timely and properly notify Seller as provided in this Article 5.

ARTICLE 6
COVENANTS AND AGREEMENTS

6.1              Restriction on Operations. Unless Seller obtains the prior written consent of Buyer to act otherwise, which consent shall not be unreasonably withheld, delayed, or conditioned, from the Execution Date to the Closing Date, Seller shall not (i) approve, propose or undertake any operation affecting the Property, or any portion thereof, anticipated to cost more than twenty-five thousand dollars ($25,000) per operation, net to Seller’s interest (excepting emergency operations, provided Seller promptly notifies Buyer of such emergency operations); (ii) sell, transfer, assign, convey, reserve or otherwise dispose of any material part of the Property (other than replacement of equipment or sale of Hydrocarbons in the normal course of business); (iii) modify, amend, terminate or release any Lease, Easement or Permit, or Related Contract; (iv) enter, or agree to enter, any contract or agreement affecting the Property; (v) elect to go “non-consent” or otherwise not participate in any operation proposed with respect to the Property, or any portion thereof, or (vi) waive, release, assign, settle or compromise any right, claim, action or proceeding relating to the Property, or any portion thereof.

6.2              Casualty Loss. Prior to Closing, if any portion of the Property is destroyed by fire or other casualty or taken or threatened to be taken in condemnation or under the right of eminent domain (a “Casualty Loss”), and the resulting loss exceeds twenty five thousand dollars ($25,000) based on the Allocated Value of the affected portion of the Property, then the following shall occur. Prior to Closing, Seller, at its sole option and expense, may elect to cure a Casualty Loss, with respect to affected personal property by repairing it or replacing it with personal property of similar grade or utility, and with respect to affected real property, by replacing it with real property of a similar nature and kind that is reasonably acceptable to Buyer. If prior to Closing the Casualty Loss is cured to Buyer’s reasonable satisfaction, Buyer shall purchase the affected portion of the Property at Closing for the Allocated Value thereof, and Seller shall be entitled to all insurance proceeds with respect thereto. If a Casualty Loss is not cured to Buyer’s reasonable satisfaction prior to Closing, then Buyer may (i) decline to purchase such portion of the Property affected thereby, in which event the Purchase Price shall be reduced by the Allocated Value of such portion of the Property and Seller shall be entitled to all insurance proceeds with respect thereto; or (ii) elect to purchase such portion of the Property affected thereby, in which event the Purchase Price shall be reduced by the estimated cost to repair or replace such portion of the Property, in accordance with this Section 8.2, up to the Allocated Value thereof, less the amount of insurance proceeds with respect thereto (the reduction being the “Net Casualty Loss”).

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ARTICLE 7
CLOSING AND POST-CLOSING OBLIGATIONS

7.1              Closing Date. The actions and events described in Section 7.2 are the “Closing” of this transaction, which shall take place at Seller’s offices or at a location reasonably acceptable to the parties at 10:00 a.m. Central Time on the date that is fifteen (15) days following the Execution Date, or at such other date, time or location as the parties may mutually agree (“Scheduled Closing Date”). The date the Closing actually occurs is called the “Closing Date”. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other.

7.2              Closing. At Closing, the following events shall occur:

(a)                Seller and Buyer shall each execute and deliver to the other the Preliminary Settlement Statement evidencing the amounts to be wire transferred at Closing;

(b)               Buyer shall deliver to Seller (or the individual entities comprising Seller) the Adjusted Purchase Price as set forth on the Preliminary Settlement Statement by wire transfer in immediately available funds to the account(s) of Seller designated in writing by Seller prior to Closing;

(c)                Seller and Buyer shall each execute and acknowledge an Assignment, Conveyance and Bill of Sale (in sufficient counterparts for recording in each applicable jurisdiction in which the Property is located) for the assignment and conveyance of the Property to be transferred under this Agreement in the form set forth in Exhibit D (collectively, the “Assignment Documents”), and Seller shall deliver to Buyer, and Buyer shall accept, the Assignment Documents;

(d)               the parties shall execute and deliver any other appropriate assignments, bills of sale, deeds or instruments necessary to transfer the Property to Buyer or to effect and support the transactions contemplated in this Agreement and any transaction documents related hereto, including, without limitation, any conveyances on official forms and related documentation necessary to transfer the Property to Buyer in accordance with requirements and regulations of Governmental Authorities; and

(e)                If requested, Seller shall execute and deliver a non-foreign status affidavit in a form mutually agreed to by Seller and Buyer, as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

7.3              Post-Closing Obligations. Seller and Buyer have the following post-Closing obligations:

7.3.1 Property Records. As soon as reasonably practical, but in no event later than ten (10) days after Closing, Seller shall deliver or make available to Buyer the Property Records and Related Contracts at a location designated by Seller.

7.3.2 Recording and Filing. After Closing, Buyer shall: (a) record the Assignment Documents and all other instruments that must be recorded to effectuate the transfer of the Property; and (b) if necessary, file for approval with the applicable federal, state, or local agencies the Assignment Documents and any other federal, state, or local transfer documents required to effectuate transfer of the Property. Buyer shall provide Seller a recorded copy of the Assignment Documents and any other recorded instruments, and approved copies of the Assignment Documents and other federal, state or local transfer documents, as soon as they are available.

7.3.3 Further Assurances. Buyer and Seller agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably requested and necessary to effectuate the purposes of this Agreement.

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ARTICLE 8
CONDITIONS TO CLOSE & TERMINATION RIGHTS

8.1              Seller’s Conditions to Close. The obligations of Seller to consummate the transaction contemplated by this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

8.1.1 Representations. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date).

8.1.2 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing.

8.1.3 Defects. The cumulative value of (i) the Title Defect Values of all uncured Title Defects, (ii) the Environmental Defect Values of all uncured Environmental Defects, (iii) the Allocated Value of any portion of the Property excluded pursuant to Section 4.4, and (iv) the Net Casualty Loss together with the Allocated Value of any portion of the Property excluded due to a Casualty Loss pursuant to Section 6.2 shall not exceed twenty percent (20%) of the unadjusted Purchase Price.

8.2              Buyer’s Conditions to Close. The obligations of Buyer to consummate the transaction contemplated by this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

8.2.1 Representations. The representations and warranties of each entity comprising Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that refer to a specified date, which need only be true and correct in all material respects on and as of such specified date).

8.2.2 Performance. Each entity comprising Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by such entity comprising Seller at or prior to the Closing.

8.2.3 Defects. The cumulative value of (i) the Title Defect Values of all uncured Title Defects, (ii) the Environmental Defect Values of all uncured Environmental Defects, (iii) the Allocated Value of any portion of the Property excluded pursuant to Section 4.4, and (iv) the Net Casualty Loss together with the Allocated Value of any portion of the Property excluded due to a Casualty Loss pursuant to Section 6.2 shall not exceed twenty percent (20%) of the unadjusted Purchase Price.

8.2.4 Financing. Buyer shall have secured the financing necessary to close the transaction contemplated hereby.

8.2.5 Release of Liens. Seller shall have caused all liens set forth on Schedule 3.2.1 to be fully discharged and released of record.

8.3              Termination Rights. This Agreement may be terminated as follows:

8.3.1 at any time at or prior to the Closing by written consent of Buyer and Seller;

8.3.2 by Seller on the Scheduled Closing Date if the conditions set forth in Section 8.2 have been satisfied in all material respects, but the conditions set forth in Section 8.1 have not been satisfied in all material respects through no fault of Seller, or waived in writing by Seller, provided that Seller shall have no right to terminate pursuant to this Section 8.3.2 if Seller is at the time in material breach of any provision of this Agreement;

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8.3.3 by Buyer on the Scheduled Closing Date if the conditions set forth in Section 8.1 have been satisfied in all material respects, but the conditions set forth in Section 8.2 have not been satisfied in all material respects through no fault of Buyer, or waived in writing by Buyer, provided that Buyer shall have no right to terminate pursuant to this Section 8.3.3 if Buyer is at the time in material breach of any provision of this Agreement;

8.3.4 by Seller or Buyer (unless such party is in material breach of any provision of this Agreement), if the Closing has not occurred by sixty days from the Effective Date.

8.4              Effect of Termination. If the Closing does not occur as a result of any party exercising its right to terminate pursuant to Section 8.3, then except as provided in Section 5.1, Section 8.6, Section 11.1, Section 11.9, Section 11.10, and Section 11.15, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement, except that a party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination. Upon any termination of this Agreement, Buyer shall, within ten (10) Business Days following such termination, return to Seller all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Property, together with all copies of the foregoing.

8.5              Buyer’s Right to Specific Performance. Notwithstanding anything in this Agreement to the contrary, if the conditions set forth in Section 8.1 have been satisfied in all material respects, but the conditions set forth in Section 8.2 have not been satisfied in all material respects through no fault of Buyer, Buyer shall have the right to all remedies available to Buyer under law or equity, including the right to seek specific performance against Seller for the sale of the Property.

ARTICLE 9
INDEMNITIES

9.1              Assumed Obligations. Upon Closing, Buyer shall assume and timely and fully pay, perform and otherwise discharge, without recourse to Seller, all duties, obligations and liabilities of every kind and character with respect to the Property or the ownership or use of the Property, except to the extent Seller is required to indemnify Buyer under Section 9.4, whether attributable to periods before, on or after the Effective Time, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 9.1 Liabilities actually resulting on the account of the gross negligence or willful misconduct of a member of THE Seller Indemnified Parties, including, without limitation, those arising out of: (a) the terms of the Leases, Permits and Easements, the Related Contracts and all other orders and contracts of record to which the Property or the ownership or use thereof is subject; (b) payment of funds held in suspense for the benefit of third parties; (c) the condition of the Property; (d) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Property; (e) any violations of Environmental Laws; (f) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; (g) responsibility for the proper and timely payment of all royalties, overriding royalties, production payments, net profits obligations and other burdens or encumbrances to which the Property is subject; (h) responsibility for compliance with all applicable laws, ordinances, rules, and regulations pertaining to the Property; and (i) responsibility for taxes and expenses (including, without limitation, Property Taxes and Excise Taxes) for which Buyer is responsible as provided in Article 10; and (j) any Claims or liability as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

9.2              Definition of Losses and Claims.

9.2.1 Losses. As used in this Agreement, the term “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fees, taxes, interest obligations, deficiencies and losses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses incurred in investigating and preparing for or in connection with any Claim).

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9.2.2 Claims. As used in this Agreement, the term “Claims” means any and all Losses, demands, liabilities, damages, expenses, fines, penalties, costs, claims, actions, causes of action and judgment for: (a) breaches of contract; (b) loss of, or injury or damage to, property (real or personal), injury to or death of any person (including illness, disability and disease) and other tortious injury; and (c) violations of applicable laws, rules, regulations, orders and any other legal right or duty actionable at law or equity.

9.3              Application of Indemnity.

9.3.1 Covered Claims and Parties. All indemnities set forth in this Agreement (including, without limitation, those contained in this Article 9) shall extend to the benefit of each party and any parent, subsidiary and affiliated entities of any tier of such party and its and their respective officers, directors, owners, members, managers, employees, partners and agents. The indemnities set forth in this Agreement do not extend to: (a) any part of an indemnified Claim that is the result of the fraud, gross negligence or willful misconduct of the indemnified party; or (b) punitive damages assessed against the indemnified party arising from the acts or omissions of the indemnified party (other than any such damages suffered by a third party for which such Person entitled to indemnity hereunder has been held liable).

9.4              Seller’s Indemnity. Subject to the provisions of this Article 9, from and after Closing, each entity comprising Seller shall severally, and not jointly or jointly and severally, RELEASE, INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS from and against any and all Claims caused by, resulting from, related to or incidental to: (a) any breach of the representations and warranties of Seller in this Agreement; (b) all duties, obligations and liabilities of every kind and character with respect to the Property or the ownership or use of the Property attributable to periods before the Effective Time; and/or (c) any breach or failure by Seller to perform any covenant or obligation contained herein.

9.5              Buyer’s Indemnity. Subject to the provisions of this Article 9, from and after Closing, Buyer SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS from and against any and all Claims caused by, resulting from, related to or incidental to: (a) any breach of the representations and warranties of Buyer in this Agreement; (b) any breach or failure by Buyer to perform any covenant or obligation contained herein; and/or (c) Buyer’s Assumed Obligations.

9.6              Notices and Defenses of Indemnified Claims. Each party shall reasonably promptly notify the other party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party’s sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

9.7              Waiver of Consequential and Punitive Damages. NEITHER BUYER NOR SELLER SHALL BE ENTITLED TO RECOVER FROM THE OTHER, RESPECTIVELY, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEYS FEES, SUFFERED BY SUCH PARTY. BUYER AND SELLER BOTH WAIVE, AND RELEASE THE OTHER FROM, ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING OUT OF, RESULTING FROM OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT; PROVIDED, HOWEVER, ANY SUCH DAMAGES RECOVERED BY A THIRD PARTY (OTHER THAN SUBSIDIARIES, AFFILIATES OR PARENTS OF A PARTY) FOR WHICH A PARTY OWES THE OTHER PARTY AN INDEMNITY UNDER THIS ARTICLE 9 SHALL NOT BE WAIVED.

9.8              Limitation on Liability of Seller. Notwithstanding anything to the contrary herein, in no event shall Buyer or Seller have any liability or obligation to indemnify against any Claims under this Article 9 unless the aggregate of such Claims actually incurred exceeds fifty thousand dollars ($50,000.00) (the “Indemnity Deductible”).

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9.9              Insurance. Notwithstanding anything to the contrary set forth herein, the amount for which an indemnitee shall be entitled to defense, reimbursement, indemnification, or other payment pursuant to this Article 9 shall be reduced, on a dollar for dollar basis, by the amount of any insurance proceeds actually received by the indemnitee relating to such loss or claim.

9.10          Survival. All of the covenants, agreements, representations and warranties made by the parties in this Agreement will survive the Closing, the execution and delivery of the Assignment Documents and other instruments under this Agreement, and the transfer of the Property between the parties, and they shall not be merged into or superseded by the Assignment Documents or other documents delivered at Closing. Notwithstanding anything herein to the contrary, Buyer will not be entitled to make a Claim against Seller: (a) in connection with any alleged breach of or inaccuracy in any of the representations and warranties contained in Section 3.2 unless Buyer notifies Seller of such Claim in writing within eighteen (18) months after the Closing Date; or (b) in connection with any alleged failure by Seller to perform or satisfy its covenants or other agreements in this Agreement unless Buyer notifies Seller of such Claim in writing within twenty-four (24) months after the Closing Date.

9.11          Exclusive Remedy. After Closing, the rights and remedies provided by this Article 9 shall be the parties’ exclusive remedies with respect to this Agreement, and the transactions contemplated herein, except for the adjustments contemplated in Section 2.3 and enforcement of the covenants, agreements, and obligations of Seller and Buyer under this Agreement.

9.12          Treatment of Indemnity Payments. Any payment pursuant to this Article 9 shall be treated for tax purposes as an adjustment to the Purchase Price except to the extent otherwise required by applicable law.

ARTICLE 10
TAXES AND EXPENSES

10.1          Recording Expenses. Buyer shall pay all costs of recording and filing the Assignment Documents for the Property, all other state and federal transfer documents, and all other instruments that must be filed to effectuate the transfer of the Property.

10.2          Ad Valorem, Real Property, Personal Property and Excise Taxes. All ad valorem taxes, severance taxes, real property taxes, personal property taxes and similar obligations assessed on the Property (collectively, “Property Taxes”) and excise taxes associated with any of the Property (collectively, “Excise Taxes”) are Seller’s obligation for periods before the Effective Time and Buyer’s obligation for periods on and after the Effective Time. If Property Taxes and/or Excise Taxes for the current tax period have not been assessed and paid by Seller as of the Closing Date, Buyer shall file all required reports and returns incident to the Property Taxes and Excise Taxes and pay the Property Taxes and Excise Taxes for the current tax year and subsequent periods. Seller will reimburse Buyer for Seller’s proportionate share of these taxes, prorated as of the Effective Time, for real property taxes as a Downward Adjustment to the Purchase Price pursuant to Section 2.3.3 (based on a good faith estimate of these taxes) with a final adjustment upon Seller’s receipt of satisfactory evidence of Buyer’s payment of the taxes. If Property Taxes and/or Excise Taxes for the current period year have been assessed and paid as of the Closing Date, Buyer will reimburse Seller for its proportionate share of these taxes, prorated as of the Effective Time, as an Upward Adjustment to the Purchase Price, as provided in Section 2.3.2.

10.3          Severance Taxes Measured by Hydrocarbon Production10.4. Notwithstanding anything herein to the contrary, Seller shall bear and pay all severance or other taxes measured by Hydrocarbon production from the Property, or the receipt of proceeds therefrom, to the extent attributable to production from the Property before the Effective Time. Buyer shall bear and pay all such taxes on production from the Property on and after the Effective Time. If either party pays taxes owed by the other, upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for its proportionate share of such taxes.

10.5          Tax and Financial Reporting. If the parties mutually agree that a filing of Form 8594 is required, the parties will confer and cooperate in the preparation and filing of their respective forms to reflect a reporting of the agreed upon allocation of the value of the Property consistent with Exhibit A. Seller and Buyer agree to furnish to each other at Closing or as soon thereafter as practicable any and all information and documents reasonably required to comply with tax and financial reporting requirements and audits.

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10.6          Sales and Use Taxes. Buyer shall be responsible for and pay all federal, state or local sales, transfer, gross proceeds, use and similar taxes incident to or applicable to the Property it receives under this Agreement, or caused by the transfer of the Property to Buyer under this Agreement. If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller at Closing for all sales and use taxes due and payable on the transfer of the Property to Buyer.

10.7          Income Taxes. Each party shall be responsible for its own state and federal income taxes, if any, as may result from this transaction.

10.8          Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including its own consultants’ fees, attorneys’ fees, accountants’ fees, and other similar costs and expenses.

ARTICLE 11
MISCELLANEOUS

11.1          Notices. All notices required or permitted under this Agreement must be in writing. Any notice required or permitted under this Agreement may be given by personal delivery, electronic mail, U.S. mail (postage prepaid) or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

If to Seller:	If to Buyer:
Samson Oil and Gas USA, Inc. 1331 7th Street, Suite 710 Denver, CO 80202 Attention: Leah Thomson Telephone: 303-524-3363 Email:leah.thomson@samsonoilandgas.com	OneEnergy Partners Operating, LLC 2929 Allen Parkway, Suite 200 Houston, TX 77019600 Attention: Jeff Lierly Telephone: (713) 714-6485 Email: jlierly@oneenergypartners.com

Any party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

11.2          Confidentiality and Public Announcements. This Agreement and the terms and provisions hereof, including the Purchase Price, shall be maintained confidential by the parties; provided, however, that this Agreement and the terms and provisions thereof may be disclosed to Buyer’s lenders, if any, and their consultants, who shall be required to keep such information confidential. Neither party may make press releases or other public announcements concerning this transaction, without the other party’s prior written approval and agreement to the form of the announcement, except as may be required by applicable laws or rules and regulation of any Governmental Authority or stock exchange.

11.3          No Modification. From the Effective Time to the Closing Date, Seller covenants and agrees not to encumber, sell, transfer, assign, convey or otherwise dispose of any of the Property.

11.4          Entire Agreement and Amendment. This Agreement, together with any relevant confidentiality agreement and any site access/boarding agreement entered into between the parties relative to the Property and any transaction documents related hereto, constitutes the entire understanding between the parties, replacing and superseding all prior negotiations, discussions, arrangements, agreements and understandings between the parties regarding the subject transaction and subject matter hereof (whether written or oral), excepting any written agreements that may be executed by the parties concurrently or after the execution of this Agreement. No other agreement, statement, or promise made by any party, or any employee, officer or agent of any party, which is not contained in this Agreement shall be binding or valid. This Agreement may be amended, modified, altered, supplemented or revoked only by written agreement signed by duly authorized representatives of the parties hereto.

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11.5          Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and permitted assigns, and all the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be enforceable by the parties hereto and their respective permitted successors and permitted assigns.

11.6          Third Party Beneficiaries. It is understood and agreed that there shall be no third party beneficiary of this Agreement, and that the provisions hereof do not impart enforceable benefits, rights or remedies in anyone who is not a party or a successor or assignee of a party hereto, except that the Persons specified in Section 9.3.1 are intended third party beneficiaries solely for all applicable indemnity provisions set forth in this Agreement.

11.7          Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of this Agreement shall continue and remain in full force and effect.

11.8          Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

11.9          Governing Law; Jurisdiction; Venue; Jury Waiver. EXCEPT WITH RESPECT TO REAL PROPERTY ISSUES, WHICH SHALL BE GOVERNED BY NEW MEXICO LAW, THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. SELLER, ON BEHALF OF SELLER, AND BUYER, ON BEHALF OF BUYER, IRREVOCABLY SUBMIT AND CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS EXECUTED IN CONNECTION HEREWITH (INCLUDING, WITHOUT LIMITATION, THE ASSIGNMENT DOCUMENTS) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING (DIRECTLY OR INDIRECTLY) OUT OF OR RELATED (DIRECTLY OR INDIRECTLY) TO OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HARRIS COUNTY, TEXAS. SELLER, ON BEHALF OF SELLER, AND BUYER, ON BEHALF OF BUYER, WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO, ARISING (DIRECTLY OR INDIRECTLY) OUT OF OR RELATED (DIRECTLY OR INDIRECTLY) TO OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. SELLER, ON BEHALF OF SELLER, AND BUYER, ON BEHALF OF BUYER, WAIVE, AND AGREE NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT: (a) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT OR OF ANY OTHER COURT TO WHICH PROCEEDINGS IN SUCH COURT MAY BE APPEALED; (b) SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; OR (c) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.

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11.10      Dispute Resolution.

11.10.1 With respect to disputes arising under Section 2.3.4 or Section 2.3.5, no later than five (5) business days after the delivery of the notice commencing the arbitration proceeding, Seller and Buyer shall submit the dispute to resolution by a mutually acceptable independent public accounting firm selected by the parties (the “Designated Accountants”). The parties will present their positions to the Designated Accountants at the offices of the Designated Accountants within fifteen (15) days after the submission of the dispute. The Designated Accountants will be requested to resolve the dispute, in a fair and equitable manner and in accordance with accounting principles generally accepted in the petroleum industry, consistently applied, within thirty (30) days after the parties have presented their positions to the Designated Accountants, unless the parties settle the matter.

11.10.2 If the parties elect to resolve a dispute under this Section 11.10 regarding: (a) a Title Defect and/or Title Defect Value pursuant to Section 4.2.7; or (b) an Environmental Defect and/or Environmental Defect Value pursuant to Section 5.2.6, then, in each case, no later than five (5) business days after the delivery of the notice commencing the arbitration proceeding, Seller and Buyer shall select a single arbitrator by mutual agreement (the “Arbitrator”). The Arbitrator selected under this Agreement shall be a title attorney licensed in New Mexico, in the event of a dispute regarding a Title Defect and/or Title Defect Value, or an environmental attorney or consultant, in the event of a dispute regarding an Environmental Defect and/or an Environmental Defect Value, and in either case, have at least eight (8) years of professional experience in the oil and gas industry in Texas and/or New Mexico and shall not previously have been employed by either party and shall not have a direct or indirect interest in either party or the subject matter of the arbitration. If the parties cannot agree on the Arbitrator within such five (5) business day period, the Arbitrator shall be selected by the Chief District Judge of the United States District of Texas. The arbitration hearing shall commence as soon as is practical, but in no event later than thirty (30) days after the selection of the Arbitrator. If any Arbitrator selected under this Section 11.10.2 should die, resign, or otherwise be unable to perform his duties hereunder, a successor Arbitrator shall be selected pursuant to the procedures set forth in this Section 11.10.2, mutatis mutandis. Except with respect to real property issues, which shall be governed by New Mexico law, the Arbitrator shall settle all disputes in accordance with the substantive laws of the State of Texas, which shall govern the interpretation and enforcement of this Agreement, regardless of any conflict of law, rule or principle that might direct the application of the law of another jurisdiction, and in accordance with Texas Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of such act or the terms of this Agreement. Any arbitration hearing shall be held in Houston, Texas. The Arbitrator shall render their decision within thirty (30) days after the hearing(s) conclude, unless the parties settle the matter.

11.10.3 The decision of the Designated Accountants or the Arbitrator, as applicable, shall be final and binding on the parties, absent manifest error, and, if necessary, may be enforced in any court of competent jurisdiction. The law governing all such disputes shall be the laws of the State of Texas, without regard to conflicts of laws principles, except in the case of a dispute concerning the existence or character of a Title Defect or Environmental Defect, in which case the law of the state in which the affected Property is located will govern. The fees and expenses of the Designated Accountants and the Arbitrator, as applicable, shall be shared one-half by Seller and one-half by Buyer. Any payment to be made as the result of any dispute resolved by arbitration hereunder shall be made within five (5) days following the decision of the Designated Accountants or the Arbitrator, as applicable.

11.10.4 Except as otherwise provided in this Section 11.10, all other disputes between the parties related to this Agreement shall first be resolved through good faith negotiation between the parties, which any party may initiate through written notice to the other. If any dispute has not been resolved within thirty (30) days of delivery of such notice, then either party may submit the dispute to judicial resolution.

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11.11      Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by a duly authorized representative of the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

11.12      Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement for all purposes. In the event of a conflict or inconsistency between the provisions of the Exhibits or the executed Assignment Documents and the provisions of this Agreement, the provisions of this Agreement shall take precedence.

11.13      Interpretation. The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes to have been jointly prepared by the parties, and shall not be construed against any one party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

11.13.1 The omission of certain provisions of this Agreement from the Assignment Documents does not constitute a conflict or inconsistency between this Agreement and the Assignment Documents, and will not affect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment Documents by reference.

11.13.2 The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

11.13.3 The term “Knowledge” (whether or not capitalized) shall mean, as applied to any party hereto, the actual knowledge of such party’s officers and directors, and its employees, agents, representatives at a supervisory level and above, without any duty of inquiry or investigation.

11.13.4 The term “includes” and its derivatives shall mean “includes, but is not limited to” and its corresponding derivative meanings.

11.13.5 The term “Business Day” (whether or not capitalized) shall mean any Monday to Friday, inclusive, which is not a federal holiday. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that any deadline under this Agreement that occurs on a federal holiday, Saturday or Sunday shall be automatically extended to the following Business Day, unless expressly stated otherwise or agreed to by the parties hereto in writing.

11.13.6 The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

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11.13.7 The term “Affiliate” (whether or not capitalized) means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For the purpose of this definition, the term “control” means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the Person in question.

11.13.8 The terms “party” or “parties” (whether or not capitalized) mean a party or parties to this Agreement unless the context indicates otherwise.

11.13.9 The term “Net Mineral Acres” means, solely with respect to each Lease, the product of (a) the gross acres included in such Lease, (b) the lessor’s percentage ownership of the oil, gas and other minerals beneath such Lease, and (c) Seller’s undivided percentage ownership of such Lease. By way of example, if Seller owns a one hundred percent (100%) interest in a Lease that covers 100 gross acres, and the lessor of such lease owns an undivided twenty percent (20%) of the lands covered by such lease, then the calculation described herein would yield a result of twenty (20) Net Mineral Acres.

11.13.10 The term “Net Revenue Interest” shall mean, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well after giving effect to all royalties, overriding royalties, net profit interests, production payments, carried interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

11.13.11 The term “Working Interest” shall mean, with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, net profit interests, production payments and other similar burdens upon, measured by or payable out of production therefrom.

11.14      Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

11.15      Waiver of Consumer Rights. AS PARTIAL CONSIDERATION FOR THE PARTIES ENTERING INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS, OR OF ANY OTHER STATE, THAT MAY BE APPLICABLE TO THIS TRANSACTION, THAT MAY BE WAIVED BY SUCH PARTY. IT IS NOT THE INTENT OF EITHER PARTY TO WAIVE, AND NEITHER PARTY DOES HEREBY WAIVE, ANY LAW OR PROVISION THEREOF THAT IS PROHIBITED BY LAW FROM BEING WAIVED. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

11.16      Individual Liability. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations of each entity comprising Seller shall be: (a) separate, individual and not joint or joint and several; (b) limited to such entity’s respective ownership interest in the Property; and (c) where representations and warranties are made in respect of Seller, such representations and warranties are made by such Seller in respect only to itself and not in respect to the other entities comprising Seller.

[signatures on the following page]

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IN WITNESS WHEREOF, the authorized representatives of Seller and Buyer execute this Agreement as of the Execution Date set forth above to be effective for all purposes as of the Effective Time set forth above.

SELLER:

SAMSON OIL AND GAS USA, INC.

By:	/s/ Robyn Lamont
Printed Name: Robyn Lamont
Title: Chief Financial Officer

BUYER:

ONEENERGY PARTNERS OPERATING, LLC

By:	/s/ Jeffrey M. Lierly
Printed Name: Jeffrey M. Lierly
Title: Vice President of Land

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